UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2007

GSI COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 First Avenue, King of Prussia, PA 19406

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 491-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 27, 2007, GSI Commerce, Inc. (the “Company”) entered into a purchase agreement with the initial purchaser named therein (the “Purchase Agreement”) to sell to the initial purchaser $125.0 million principal amount of 2.50% Convertible Senior Notes due 2027 (the “Notes”) in a private placement under the Securities Act of 1933, as amended (the “Securities Act”) for resale by the initial purchaser to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Company also granted the initial purchaser a 30-day over-allotment option to purchase up to $25.0 million principal amount of additional Notes based on the same terms and conditions.

The closing of the sale of $125.0 million principal amount of the Notes occurred on July 2, 2007. On July 2, 2007, the initial purchaser exercised its over-allotment option to purchase $25.0 million of additional Notes. Closing on such additional Notes is expected to occur on July 5, 2007.

The net proceeds from the offering, after deducting the initial purchaser’s discount and the estimated offering expenses payable by the Company, will be approximately $145.0 million, including the net proceeds from the exercise of the initial purchaser’s over-allotment option in full. The Company expects to use such net proceeds for working capital and general corporate purposes, including possible acquisitions.

The Notes are governed by a form of Note and an indenture, dated as of July 2, 2007 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), which is also the trustee under the indenture governing the Company’s 3% convertible notes. The Notes are general unsecured obligations of the Company and rank equally with all of the Company’s existing and future unsubordinated debt and senior to any of the Company’s subordinated debt. The Notes are structurally subordinated to all existing and future liabilities of the Company’s subsidiaries and are effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the value of the collateral.

The Company will pay 2.50% interest per annum on the principal amount of the Notes, payable semi-annually in arrears on June 1 and December 1 of each year, starting on December 1, 2007. The Notes mature on June 1, 2027.

At any time prior to the close of business on the scheduled trading day immediately preceding March 1, 2014 and at any time on or after June 8, 2014 and prior to the close of business on the scheduled trading day immediately preceding March 1, 2027, subject to prior redemption or repurchase of the Notes, at the option of the holder, the Notes are convertible, in whole or in part, into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), or cash or a combination of cash and shares of Common Stock, if the Company so elects, at an initial conversion rate of 33.3333 shares of Common Stock per $1,000 principal amount of Notes (subject to adjustment in certain events), which is equivalent to an initial conversion price of approximately $30.00 per share of Common Stock, only under any of the following circumstances:

(1) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 in principal amount of the Notes for each day of the measurement period was less than 98% of the product of the last reported sale price of Common Stock and the applicable conversion rate for the Notes for such date;

(2) during any calendar quarter after the calendar quarter ending September 30, 2007 (and only during such calendar quarter), if the last reported sale price of Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the Notes on the last trading day of the immediately preceding calendar quarter;

(3) upon the occurrence of specified corporate events described in the Indenture; or

(4) if the Company calls the Notes for redemption.

During the periods (i) on or after March 1, 2014 and at any time prior to the close of business on the scheduled trading day immediately preceding June 8, 2014, and (ii) on or after March 1, 2027 and at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date of June 1, 2027, subject to prior redemption or repurchase of the Notes, holders may convert their Notes, in whole or in part, into shares of Common Stock (or cash or a combination of cash and shares of Common Stock, if the Company so elects) regardless of the foregoing circumstances.

At any time on or prior to the 25th scheduled trading day prior to the maturity date, the Company may irrevocably elect to satisfy the Company’s conversion obligation by delivering cash for the principal amount of the Notes and, if applicable, shares of Common Stock for any amount in excess thereof.

In addition, if a holder elects to convert Notes in connection with the occurrence of a makewhole fundamental change, as defined in the Indenture, that occurs on or prior to June 1, 2014, subject to certain limitations, the Company will increase the applicable conversion rate for the Notes such that the holder will be entitled to receive additional shares of Common Stock (or cash, or a combination of cash and shares of Common Stock, if the Company so elects) upon conversion in some circumstances as described in the Indenture. No adjustment to the conversion rate will be made if the stock price is less than $24.36 per share or if the stock price exceeds $100.00 per share (in each case, subject to adjustment). In no event will the conversion rate exceed 41.0509 shares of Common Stock per $1,000 in principal amount of Notes, subject to adjustments in the same manner as the initial conversion rate.

At any time on or after June 8, 2014, the Company may redeem the Notes for cash by giving the holders notice not more than 60 but not less than 30 days prior to the redemption date. The Company may redeem the Notes in whole or in part for an amount in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

Subject to certain exceptions, if a fundamental change, as defined in the Indenture, occurs prior to maturity of the Notes, a holder may require the Company to repurchase all or part of the Notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, a holder may require the Company to repurchase all or part of the holder’s Notes for cash on June 1 of 2014, 2017 and 2022, respectively, at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Events of default under the Indenture that could, subject to certain conditions, cause the unpaid principal on the Notes to become immediately due and payable include, but are not limited, to the following:

(1) default in any payment of interest, including any additional interest on any Note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any Note when due and payable at its stated maturity, upon required repurchase, upon acceleration or otherwise;

(3) the Company’s failure to comply with its obligation to convert the Notes into cash and, if applicable, shares of Common Stock upon exercise of a holder’s conversion right;

(4) the Company’s failure for 60 days after written notice from the Trustee or the holders of at least 25% principal amount of the Notes then outstanding has been received by the Company to comply with any of the Company’s other agreements contained in the Notes or Indenture;

(5) default in the payment of principal when due at stated maturity of other indebtedness or acceleration of such other indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $15.0 million, and such default or acceleration has not been cured, rescinded or annulled within a period of 30 days after written notice as provided in the Indenture;

(6) any judgment or judgments for the payment of money in excess of $15.0 million are rendered against the Company or one of the Company’s subsidiaries that are not waived, satisfied or discharged for any period of 30 days during which a stay of enforcement is not in effect; or

(7) certain events of bankruptcy, insolvency or reorganization of the company.

In connection with the sale of the Notes, the Company entered into a registration rights agreement, dated as of July 2, 2007, with the initial purchaser (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company has agreed (1) to file with the Securities and Exchange Commission a shelf registration statement covering resales of the Notes and the shares of Common Stock issuable upon conversion of the Notes; (2) to use its commercially reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the Notes are originally issued; and (3) to use its commercially reasonable best efforts to keep effective the shelf registration statement until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement, (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the Notes held by non-affiliates of the Company, and (iii) two years after the effective date of the shelf registration statement. Additional interest will accrue on the Notes if, among other things, the shelf registration statement has not become effective, or if the shelf registration statement shall cease to be effective or fail to be usable within specified periods, or the use of the prospectus has been suspended for longer than the permitted period, subject to certain exceptions and limitations set forth in the Registration Rights Agreement.

The initial purchaser and its affiliates have from time to time performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received, or will receive, customary fees and expenses.

The foregoing brief summary of the Purchase Agreement, the Indenture, the form of Note and the Registration Rights Agreement (collectively, the “Transaction Documents”) is not intended to be complete and is qualified in its entirety by reference to the Transaction Documents, copies of which will be filed as exhibits in a future filing with the SEC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is contained in Item 1.01 above and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 above for a brief summary of the Transaction Documents, which is incorporated by reference in this Item 3.02. Pursuant to the Purchase Agreement, the Company offered and sold the Notes to the initial purchaser in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchaser then sold, or with respect to the additional $25.0 million in principal amount of the Notes will sell, the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

The Notes and the underlying Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ Michael R. Conn
Michael R. Conn Executive, Vice President, Finance and Chief Financial Officer

Dated: July 3, 2007